Exhibit T3E-11

Maxcom Announces Expiration of Exchange Offer; Intent to File for Chapter 11

Mexico City, August 15, 2019 — Maxcom Telecomunicaciones, S.A.B. de C.V. (“Maxcom” or the “Company”) today announced that its offer to exchange (the “exchange offer”) any and all of its outstanding Step-Up Senior Notes due 2020 (ISIN: US57773AAL61; Common Code: 098348964; CUSIP: 57773AAL6) (the “old notes”) for its new 8.00% senior secured notes due 2024 (the “Senior Notes”), its junior payment-in-kind notes (the “Junior PIK Notes” and, together with the Senior Notes, the “New Notes”) and cash, has expired in accordance with its terms.  As the minimum tender condition was not met, the Company has elected not to accept any old notes through the exchange offer.

As previously announced in connection with the exchange offer, the Company also solicited votes on its Joint Prepackaged Chapter 11 Plan (the “Plan”), which would permit the Company to move forward with its restructuring of the old notes on the terms set forth in the Plan and the offering memorandum and consent solicitation statement dated June 17, 2019, as amended (collectively, the “Offering Memorandum”).  The Company is pleased to announce that holders of the old notes submitted votes in favor of the Plan in an amount and number that satisfy the Bankruptcy Threshold (as such terms are defined in the Offering Memorandum).  Accordingly, Maxcom intends to file a voluntary petition for relief under chapter 11 of Title 11 of the United States Code as soon as practicable and seek prompt confirmation of the Plan in order to accomplish the financial restructuring contemplated by the exchange offer.

As set forth in the Plan and Offering Memorandum, the Plan contemplates only a restructuring of the old notes and no other obligations of the Company are being affected by the Plan.  During the brief period of time that Maxcom expects to be in chapter 11, Maxcom will continue its business in the ordinary course with all of Maxcom’s key constituents, including its customers, employees and vendors completely unaffected by the Plan and the chapter 11 case.

General

BCP Securities, LLC acted as exclusive dealer manager for the exchange offer and solicitation agent for the consent solicitation.  Prime Clerk LLC was appointed as the information agent and exchange agent for the exchange offer and the consent solicitation.

This announcement is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the New Notes nor an offer to purchase old notes nor a solicitation of consents.

About Maxcom

MAXCOM Telecomunicaciones, S.A.B. de C.V., headquartered in Mexico City, is a facilities-based telecommunications provider using a “smart-build” approach to deliver “last-mile” connectivity to enterprises and residential customers in the Mexican territory.

MAXCOM launched its commercial operations in May 1999 and is currently offering local and long distance telephony services, wired, wireless and cellular data transmission and value-added services in Mexico City metropolitan area, Monterrey, Puebla, Querétaro, León, Guadalajara, San Luis Potosí, Tehuacán and Toluca, and on a selected basis in several cities in Mexico. The information contained in this press release is the exclusive responsibility of Maxcom Telecomunicaciones, S.A.B. de C.V. and has not been reviewed by the Mexican National Banking and Securities Commission (the “CNBV”) or any other authority. The registration of the securities described in this press release before the National Registry of Securities (Registro Nacional de Valores) held by the CNBV, shall it be the case, does not imply any certification as to the investment quality of the securities or of Maxcom’s solvency.

The trading of these securities by an investor will be made under such investor’s own responsibility.

Forward-Looking Statements

This document may include forward-looking statements that involve risks and uncertainties that are detailed in the statement and from time to time in the Company’s reports to its security holders. Words such as “estimate,” “project,” “plan,” “believe,”  “expect,”  “anticipate,” “intend,” and similar expressions may identify such forward-looking statements. The Company wants to caution readers that any forward-looking statement in this document or made by the Company’s management involves risks and uncertainties that may change based on various important factors not under the Company’s control. These forward-looking statements represent the Company’s judgment as of the date of this document. The Company disclaims, however, any intent or obligation to update these forward-looking statements.